EXHIBIT 99.1

Oil States Announces Expansion of Australian Village

HOUSTON, April 14, 2011 (GLOBE NEWSWIRE) -- Oil States International, Inc. (NYSE:OIS) announced today that its Australian subsidiary, The MAC, has obtained an Accommodation Services Agreement ("ASA") supporting the construction of 650 additional rentable rooms at its Coppabella Village in Queensland, Australia. The incremental rooms are presently being manufactured, and the expansion is anticipated to be completed by the end of the third quarter of 2011. The ASA provides for a five year term commitment for the additional rooms.

"Australia is a strategic growth market for our accommodations segment, and we are pleased to receive this additional contract commitment. The country is rich in resources and affords us with significant demand visibility," stated Cindy B. Taylor, Oil States' President and Chief Executive Officer.

Oil States International, Inc. is a diversified oilfield services company with recently added exposure to the mining industry through the MAC acquisition. Oil States is a leading, integrated provider of remote site accommodations with prominent market positions in the Canadian oil sands and the Australian mining regions. Oil States is also a leading manufacturer of products for deepwater production facilities and subsea pipelines as well as a provider of completion-related rental tools, oil country tubular goods distribution and land drilling services to the oil and gas industry. Oil States is publicly traded on the New York Stock Exchange under the symbol OIS.

For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

The Oil States International, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6058

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" and "Risk Factor" sections of the Form 10-K for the year ended December 31, 2010 filed by Oil States with the SEC on February 22, 2011.

CONTACT: Company Contact:
         Bradley J. Dodson
         Oil States International, Inc.
         713-652-0582